Exhibit 99.1

Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

FOR IMMEDIATE RELEASE	Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-l.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-l.com

Susser Holdings Reports Strong Third Quarter 2011 Results

•	Same-store merchandise sales grows 7.4%

•	Average retail fuel gallons per store up 5.6%

•	Adjusted EBITDA(1) increases 37.9% to $51.4 million

CORPUS CHRISTI, Texas, November 9, 2011 – Susser Holdings Corporation (NASDAQ: SUSS) today reported strong financial and operating results for the third quarter ended October 2, 2011, driven by robust performance in both merchandise and fuel.

Same-store merchandise sales increased by 7.4 percent, compared with an increase of 3.4 percent in the third quarter of 2010. Average retail gallons per store per week increased 5.6 percent year-over-year, versus growth of 3.9 percent a year ago.

Retail net merchandise margin was 33.6 percent in the latest quarter, versus 33.8 percent in the same quarter last year. Retail fuel margins before credit card expense averaged 27.7 cents per gallon, versus 22.8 cents a year ago and 31.2 cents a gallon in the second quarter of this year.

Adjusted EBITDA(1) rose 37.9 percent from the third quarter of last year to $51.4 million. Third quarter 2011 gross profit was $153.4 million, which was up 18.6 percent year-over-year.

Net income for the quarter more than doubled to $18.5 million, or $1.06 per diluted share, versus $9.0 million, or $0.52 per diluted share, in the same quarter last year.

Consolidated revenues for the latest quarter totaled $1.4 billion – which was flat versus the second quarter of 2011 but up 40.1 percent from a year ago. The year-over-year increase is the result of a 47.9 percent increase in combined retail and wholesale fuel revenues, driven by a 7.3 percent increase in total gallons sold and a 37.9 percent increase in the average selling price per gallon, along with a 12.8 percent increase in overall merchandise sales.

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“We delivered one of our strongest quarters ever in same-store merchandise sales growth during the latest quarter, and despite higher gasoline prices versus a year ago, we achieved strong growth in gallons sold,” said Sam L. Susser, President and Chief Executive Officer.

“Our net merchandise margin was slightly lower than a year ago, which reflects small and very manageable increases in certain commodity costs, along with the impact of selective promotions that have enabled us to maintain and grow market share and drive customer traffic.

“We expect to continue to benefit from our geographic market focus in Texas, which is still faring better than many other parts of the U.S. due to our relatively stable housing market, continued strong population growth and robust job growth.

“As 2011 draws near to a close, we expect to deliver our 23rd consecutive annual increase in same-store merchandise sales. As a result of our continued strong performance this past quarter, we have raised 2011 guidance for most of our key performance metrics and have accelerated our growth capital spending,” he said.

New Convenience Store/Wholesale Dealer Site Update

Susser opened five large-format Stripes® convenience stores and closed two smaller stores during the third quarter of 2011, for a total of 535 retail stores in operation as of October 2. Two others have opened to date in the fourth quarter, bringing total new Stripes® stores added year-to-date to 15. Five additional stores currently are under construction, and most are expected to open before the end of this year. The Company expects to commence construction on four to six additional retail locations prior to year end and continues to invest in its land bank.

In its wholesale fuel business, Susser added two new dealer sites and discontinued supplying one site during the third quarter, for a total of 440 dealer locations as of October 2. Following the close of the third quarter, on October 3, the Company completed the acquisition of 121 branded wholesale fuel supply contracts and 24 commercial accounts in North and East Texas, bringing our current contracted branded dealer count to 561.

Financing Update

The Company completed a sale/leaseback transaction for one retail store in the third quarter for proceeds of $2.8 million. One additional transaction for $2.6 million has also been completed in the fourth quarter.

Susser ended the third quarter with trailing 12-month Adjusted EBITDA(1) of $159.5 million. The ratio of net debt to Adjusted EBITDA(1) improved by an additional 30 basis points versus the prior quarter, to 2.3 times. Net debt at October 2 totaled $373.5 million, based on total debt of $451.0 million, less cash of $77.5 million.

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The Company spent $4.4 million during the quarter to repurchase 229,102 shares of Susser common stock at an average price of $19.12 per share. Through November 8, the Company has spent $9.0 million of a total $15 million stock buyback authorization announced in June 2011.

Through the first nine months of the year, the Company has invested $95.7 million in gross capital expenditures and $86.3 million in net capital expenditures.

Third Quarter Financial and Operating Highlights

Merchandise – Total merchandise sales increased by 12.8 percent from a year ago to $233.5 million in the latest quarter. Approximately $15 million of the increase was realized from stores that have been in operation for 12 months or more, with the balance attributable to new stores added over the last four quarters. Same-store merchandise sales increased 7.4 percent, compared with a 3.4 percent increase in the third quarter of 2010. Packaged drinks, food service, beer, snacks and cigarettes led the company’s strong third-quarter merchandise sales performance.

Net merchandise margin was 33.6 percent, versus 33.8 percent a year ago, which reflects slightly higher commodity costs and selected in-store promotions that resulted in increased market share in several core categories. Merchandise gross profit increased by 11.9 percent versus a year ago to $78.4 million.

Retail Fuel – Retail fuel volumes increased 7.9 percent from a year ago to 199.7 million gallons for the third quarter. Average gallons sold per store per week were 5.6 percent higher than the comparable quarter of last year, at 29,027 gallons. Revenues from retail fuel sales totaled $711.2 million – an increase of 45.4 percent year-over-year – which is due to a 92-cent-per-gallon increase in average pump prices, plus the impact of higher gallons sold.

Retail fuel gross margin averaged 27.7 cents per gallon in the third quarter, compared with 22.8 cents per gallon a year ago. After deducting credit card expense, net fuel margin was 21.9 cents per gallon for the third quarter, compared with 18.5 cents per gallon a year ago. Retail fuel gross profit increased 31.3 percent year-over-year to $55.3 million.

Wholesale Fuel – Wholesale fuel volumes sold to approximately 440 contracted dealers and other third-party customers during the third quarter increased 6.4 percent from a year ago to 130.0 million gallons. Wholesale fuel revenues were 52.7 percent higher than a year ago, at $397.2 million, which reflects a 93-cent-per-gallon increase in average wholesale selling prices as well as the increase in volumes sold.

Wholesale gross margin was 6.5 cents per gallon, versus 5.9 cents per gallon in the third quarter of last year. Wholesale fuel gross profit increased by 16 percent to $8.4 million.

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Year-to-Date 2011 Financial and Operating Highlights

For the nine months ended October 2, 2011, Susser reported same-store merchandise sales grew 6.3 percent. Total revenues for the latest nine-month period were $3.9 billion, up 33.4 percent versus the first nine months of 2010. Merchandise sales totaled $662.9 million year-to-date, up 9.3 percent versus the comparable period last year. Merchandise margin was 33.9 percent, versus 33.5 percent for the first nine months of 2010.

Retail fuel margin was 24.8 cents per gallon, compared with 19.6 cents for the first three quarters of last year. After deducting credit card expense, net fuel margin was 19.2 cents per gallon year-to-date 2011, compared with 15.3 cents per gallon for the same period a year ago. Wholesale fuel margin was 6.2 cents per gallon for the first nine months of 2011, compared with 5.3 cents per gallon the prior year.

Adjusted EBITDA(1) totaled $135.4 million, up 41.2 percent from the comparable 2010 period. Gross profit was $428.1 million, an increase of 18.6 percent over last year, reflecting improved margins in both fuel and merchandise.

Net income for the first three quarters of 2011 was $42.2 million, or $2.42 per diluted share, versus reported net income of $2.1 million, or $0.12 per diluted share, in the first three quarters of last year. Excluding a charge for early retirement of debt in May 2010, the Company would have reported net income of $17.8 million, or $1.04 per share for the first three quarters of 2010.

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2011 Guidance Update

The Company has updated a portion of its guidance for FY 2011 as follows:

	New FY 2011 Guidance	Prior FY 2011 Guidance	9-month 2011 Results	FY 2010 Results
Merchandise Same-Store Sales Growth	5.75%-6.25%	4.0%-6.0%	6.3%	4.0%
Merchandise Margin, Net of Shortages	33.7%-34.0%	33.5%-34.25%	33.9%	33.6%
Retail Average Per-Store Gallons Growth	3.5%-5.0%	1.0%-4.0%	4.1%	2.5%
Retail Fuel Margin (cents/gallon) (a)	21.0-24.0	17.0-21.0	24.8	18.4
Wholesale Fuel Margin (cents/gallon)	5.25-6.25	4.5-6.25	6.2	5.3
Rent Expense (million) (d)	$45-$47	$45-$47	$34.2	$43
Depreciation, Amortization & Accretion Expense (million) (d)	$46-$49	$45-$50	$34.8	$44
Interest Expense (million) (d) (e)	$40-$42	$40-$42	$30.4	$40
New Retail Stores (b)	19-20	19-21	13	14
New Wholesale Dealer Sites (b)	140-145	25-30	15	59
Gross Capital Spending (million)	$140-$155	$110-$135	$95.7	$89
Net Capital Spending (million) (c) (d)	$125-$140	$95-$125	$86.3	$49

(a)	We report retail fuel margin before deducting credit card costs, which were approximately 5.6 cents per gallon for the first nine months of 2011 and 4.4 cents per gallon for the full 2010 fiscal year. The average retail selling price of fuel was $3.51 per gallon in the first nine months of 2011 and $2.70 per gallon for fiscal 2010.
(b)	Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites. Dealer sites includes 121 contracts acquired in October 2011.
(c)	Net capital spending is gross capital expenditures including acquisitions, less proceeds from sale/leaseback transactions and asset dispositions. The Company does not provide guidance on potential acquisitions. Net capital spending is not reduced for debt financing.
(d)	Assumes $10 million to $15 million of new store capex is lease financed and $20 million is financed with long-term mortgage debt.
(e)	2010 interest expense excludes $24.2 million of non-recurring charges related to debt refinancing.

(1)	Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and a reconciliation to net income (loss) attributable to Susser Holdings Corporation and cash provided by operating activities for the periods presented.

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Third Quarter Earnings Conference Call

Susser’s management team will hold a conference call today at 11:00 a.m. ET (10:00 a.m. CT) to discuss third quarter results. To participate in the call, dial 480-629-9692 at least 10 minutes early and ask for the Susser conference call. The call will also be accessible via Susser’s web site at www.susser.com. To listen live, please visit the Investor Relations page. A telephone replay will be available through November 16 by calling 303-590-3030 and using the pass code 4480960#. An archive will be available for approximately 60 days on Susser’s web site.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business with approximately 1,100 company-operated or contracted locations. The Company operates over 535 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in more than 320 of its stores, primarily under the proprietary Laredo Taco Company® brand. The Company also supplies branded motor fuel to approximately 560 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” which may describe Susser’s objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; intense competition and fragmentation in the wholesale motor fuel distribution industry; the operation of our stores in close proximity to stores of our dealers; seasonal trends in the industries in which we operate; unfavorable weather conditions; cross-border risks associated with the concentration of our stores in markets bordering Mexico; inability to identify, acquire and integrate new stores; our ability to comply with federal and state regulations including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation; litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; dependence on two principal suppliers for merchandise and two principal suppliers for motor fuel; dependence on suppliers for credit terms; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; risks relating to our substantial indebtedness; dependence on our information technology systems; changes in accounting standards, policies or estimates; impairment of goodwill or indefinite lived assets; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended January 2, 2011, and subsequent quarterly reports. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

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Susser Holdings Corporation

Consolidated Statements of Operations

Unaudited

	Three Months Ended		Nine Months Ended
	October 3, 2010	October 2, 2011	October 3, 2010	October 2, 2011
	(dollars in thousands, except share and per share amounts)
Revenues:
Merchandise sales	$207,018	$233,464	$606,332	$662,922
Motor fuel sales	749,196	1,108,404	2,285,180	3,199,947
Other income	10,203	11,646	31,569	36,166

Total revenues	966,417	1,353,514	2,923,081	3,899,035
Cost of sales:
Merchandise	136,968	155,073	403,226	438,426
Motor fuel	699,815	1,044,688	2,157,118	3,030,969
Other	257	338	1,837	1,576

Total cost of sales	837,040	1,200,099	2,562,181	3,470,971

Gross profit	129,377	153,415	360,900	428,064
Operating expenses:
Personnel	39,514	41,427	112,390	120,339
General and administrative	8,915	11,202	27,666	32,604
Other operating	32,837	38,976	95,121	108,567
Rent	11,004	11,492	31,597	34,181
Loss on disposal of assets and impairment charge	22	312	864	1,621
Depreciation, amortization and accretion	10,514	12,420	33,087	34,807

Total operating expenses	102,806	115,829	300,725	332,119

Income from operations	26,571	37,586	60,175	95,945
Other income (expense):
Interest expense, net	(9,985)	(10,332)	(53,945)	(30,391)
Other miscellaneous	(60)	(107)	(125)	(221)

Total other expense, net	(10,045)	(10,439)	(54,070)	(30,612)

Income before income taxes	16,526	27,147	6,105	65,333
Income tax expense	(7,563)	(8,629)	(4,021)	(23,171)

Net income	8,963	18,518	2,084	42,162

Less: Net income attributable to noncontrolling interests	11	2	33	4

Net income attributable to Susser Holdings Corporation	$8,952	$18,516	$2,051	$42,158

Net income per share attributable to Susser Holdings Corporation:
Basic	$0.53	$1.09	$0.12	$2.47
Diluted	$0.52	$1.06	$0.12	$2.42
Weighted average shares outstanding:
Basic	17,022,362	16,943,642	17,010,840	17,040,251
Diluted	17,278,898	17,463,284	17,147,511	17,439,690

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Susser Holdings Corporation

Consolidated Balance Sheets

	January 2, 2011	October 2, 2011
		unaudited
	(in thousands except shares)
Assets

Current assets:
Cash and cash equivalents	$47,943	$77,487
Accounts receivable, net of allowance for doubtful accounts of $1,054 at January 2, 2011, and $711 at October 2, 2011	60,356	82,463
Inventories, net	84,140	95,426
Other current assets	17,517	15,808

Total current assets	209,956	271,184
Property and equipment, net	409,153	460,236
Other assets:
Goodwill	240,158	244,398
Intangible assets, net	41,365	39,191
Other noncurrent assets	13,707	15,488

Total assets	$914,339	$1,030,497

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$132,918	$155,769
Accrued expenses and other current liabilities	44,937	59,004
Current maturities of long-term debt	550	1,462

Total current liabilities	178,405	216,235
Revolving line of credit	—	—
Long-term debt	430,756	449,554
Deferred gain, long-term portion	32,727	31,442
Deferred tax liability, long-term portion	39,261	60,987
Other noncurrent liabilities	18,627	18,103

Total liabilities	699,776	776,321

Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 17,402,934 issued and 17,361,406 outstanding as of January 2, 2011; 17,506,187 issued and 17,121,501 outstanding as of October 2, 2011	172	172
Additional paid-in capital	186,921	190,533
Treasury stock, common shares, at cost; 41,528 as of January 2, 2011; and 384,686 as of October 2, 2011	(45)	(6,205)
Retained earnings	26,742	68,899
Accumulated other comprehensive income (loss)	—	—

Total Susser Holdings Corporation shareholders’ equity	213,790	253,399
Noncontrolling interest	773	777

Total shareholders’ equity	214,563	254,176

Total liabilities and shareholders’ equity	$914,339	$1,030,497

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Key Operating Metrics

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended				Nine Months Ended
	October 3, 2010		October 2, 2011		October 3, 2010		October 2, 2011
	(dollars in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$207,018		$233,464		$606,332		$662,922
Motor fuel – retail	489,130		711,203		1,479,395		2,054,316
Motor fuel – wholesale	260,066		397,201		805,785		1,145,631
Other	10,203		11,646		31,569		36,166

Total revenue	$966,417		$1,353,514		$2,923,081		$3,899,035
Gross profit:
Merchandise	$70,050		$78,391		$203,106		$224,496
Motor fuel – retail	42,133		55,306		108,287		145,338
Motor fuel – wholesale	7,248		8,410		19,775		23,640
Other	9,946		11,308		29,732		34,590

Total gross profit	$129,377		$153,415		$360,900		$428,064
Adjusted EBITDA (b):
Retail	$32,812		$46,006		$85,125		$121,384
Wholesale	6,202		7,055		15,832		19,086
Other	(1,778)		(1,702)		(5,093)		(5,086)

Total Adjusted EBITDA	$37,236		$51,359		$95,864		$135,384

Retail merchandise margin	33.8%		33.6%		33.5%		33.9%
Merchandise same-store sales growth (a)	3.4%		7.4%		3.0%		6.3%
Average per retail store per week:
Merchandise sales	$30.5		$33.7		$29.7		$32.1
Motor fuel gallons	27.5		29.0		27.5		28.6
Motor fuel gallons sold:
Retail	185,073		199,650		553,333		585,490
Wholesale	122,115		129,950		370,957		379,027
Average retail price of motor fuel	$2.64		$3.56		$2.67		$3.51
Motor fuel gross profit cents per gallon:
Retail	22.8	¢	27.7	¢	19.6	¢	24.8	¢
Wholesale	5.9	¢	6.5	¢	5.3	¢	6.2	¢
Retail credit card cents per gallon	4.3	¢	5.8	¢	4.3	¢	5.6	¢

(a)	We include a store in the same store sales base in its thirteenth full month of our operation.
(b)	See following Reconciliations of Non-GAAP Measures to GAAP Measures.

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Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our debt agreements and indentures.

We believe that Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as a performance and liquidity measure under our existing revolving credit facility and the indenture governing our notes, including for purposes of determining whether we have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facility or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA, and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

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The following table presents a reconciliation of net income (loss) attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Nine Months Ended
	October 3, 2010	October 2, 2011	October 3, 2010	October 2, 2011
	(in thousands)
Net income attributable to Susser Holdings Corporation	$8,952	$18,516	$2,051	$42,158
Depreciation, amortization and accretion	10,514	12,420	33,087	34,807
Interest expense, net	9,985	10,332	53,945	30,391
Income tax expense	7,563	8,629	4,021	23,171

EBITDA	37,014	49,897	93,104	130,527
Non-cash stock-based compensation	140	1,043	1,771	3,015
Loss on disposal of assets and impairment charge	22	312	864	1,621
Other miscellaneous expense	60	107	125	221

Adjusted EBITDA	37,236	51,359	95,864	135,384
Rent	11,004	11,492	31,597	34,181

Adjusted EBITDAR	$48,240	$62,851	$127,461	$169,565

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Nine Months Ended
	October 3, 2010	October 2, 2011
	(in thousands)
Net cash provided by operating activities	$90,085	$101,870
Changes in operating assets and liabilities	(24,671)	(463)
Amortization of deferred financing fees	(2,495)	(1,981)
Loss on disposal of assets and impairment charge	(864)	(1,621)
Non-cash stock-based compensation	(1,771)	(3,015)
Noncontrolling interest	(33)	(4)
Deferred income tax	(3,633)	(17,544)
Amortization of debt premium/discount, net	(31)	(509)
Early extinguishment of debt	(21,449)	—
Excess tax benefits from stock-based compensation	—	232
Interest expense, net	53,945	30,391
Income tax expense	4,021	23,171

EBITDA	93,104	130,527
Non-cash stock-based compensation	1,771	3,015
Loss on disposal of assets and impairment charge	864	1,621
Other miscellaneous	125	221

Adjusted EBITDA	95,864	135,384
Rent	31,597	34,181

Adjusted EBITDAR	$127,461	$169,565